AMENDMENT TO CREDIT AGREEMENT


This Amendment to Credit Agreement, dated April 30, 1997, is made by and between S&K Famous Brands, Inc., a Virginia corporation (the "Company") and Crestar Bank, a Virginia corporation (the "Bank").

The Bank and the Company are parties to a Credit Agreement (the "Agreement"), dated as of March 10, 1994. The Company has asked the Bank to extend the maturity of the Revolving Loans, increase the commitment amount and make other changes to the Agreement, as hereinafter provided.

Now, therefore, for good and valuable consideration, the Company and the Bank agree as follows:

Section 1. Definitions and Confirmation. Unless otherwise specifically defined herein, each term used will have the meaning defined in the Agreement. Except as amended herein, all of the terms of the Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects.

Section 2. Amendments to the Credit Agreement. The following Sections of the Agreement are deleted in their entirety and are substituted therefor to read in full as follows:

         2.1 Commitment to Lend. Subject to the terms and conditions of this Agreement, the Bank agrees to make Revolving Loans ("Revolving Loans") to the Company from time to time until maturity of the Revolving Note as defined in
Section 2.4, up to the maximum outstanding principal amount at any one time outstanding of Sixteen Million Dollars ($16,000,000) from the date hereof to and including May 31, 2000, such amount being hereafter called the "Commitment." Revolving Loans may be designated as Floating Rate Loans (Section 2.5) or Negotiated Rate Loans (Section 2.2). The Company may borrow, repay, and reborrow the maximum annual permitted principal amount of the Commitment.

         2.3 Maturity of Loans. Each Revolving Loan shall mature, and the principal amount thereof shall be due and payable on the last day of the Interest Period applicable thereto, but in no event shall a Revolving Loan mature later than May 31, 2000, when the Commitment expires in accordance with the terms of the Revolving Note as defined in Section 2.4.

         2.4 Revolving Note; Interest Payments. The Revolving Loans shall be evidenced by a single note in the form of Exhibit A attached hereto (the "Revolving Note") maturing on May 31, 2000. The Company agrees to deliver to the Bank the Revolving Note in the principal amount of Sixteen Million Dollars ($16,000,000) , representing the obligation of the Company to pay the aggregate unpaid principal amount of all Revolving Loans from time to time made by the Bank. Accrued interest on the Revolving Note shall be paid monthly on the last day of the month, regardless of the Interest Period or Interest Periods selected, or at maturity, whichever is sooner.

         2.5(a). Interest Rate Option A. For a Federal Funds Rate Loan at a rate per annum equal to the Federal Funds Rate plus 0.75%.

         2.7. Commitment Fee. The Company shall pay to the Bank an annual commitment fee in an amount equal to the product of the annual Commitment amount multiplied by .125% (.00125). The commitment fee shall be paid in equal quarterly installments on the last day of each quarter commencing June 30, 1997 through maturity. For the purpose of prorating the amount of commitment fee due, a quarter shall be deemed to consist of 91 days.

         3.1 Amount. The Bank agrees to make a Term Loan (the "Term Loan") to the Company on May 31, 2000, in a principal amount equal to the principal amount of the Revolving Note outstanding on such date, or any part thereof as specified by the Company.

         3.3 Term Note. On May 31, 2000, the Company shall deliver to the Bank a note in the form of Exhibit B attached hereto (the "Term Note") dated such date and in a principal amount equal to the principal amount of the Term Loan to be made by the Bank. The principal of the Term Note shall be paid in forty-seven consecutive equal monthly installments each payable on the last day of each month commencing June 30, 2000 with a final installment due on May 31, 2004, when the unpaid principal amount and the accrued and unpaid interest on the Term Note shall be payable in full.

         3.4 Interest. The Term Note shall bear interest calculated in accordance with Section 9.5 from the date thereof on the unpaid principal balance from time to time outstanding at an interest rate per annum equal to the Company's option of: (a) a rate floating at the Prime Rate with any change in such interest rate being effective as of the date the Prime Rate is changed, (b) a rate floating at the Interest Rate Option A as defined in Section 2.5(a), or
(c) at the  following  fixed  interest  rates:  (i) if the Ratio  calculated  in
Section 7.1.5 is lesser than or equal to .75 then at the interest rate per annum equal to the Index, as hereafter defined, plus 1.00%, (ii) if the Ratio calculated in Section 7.1.5 is greater than .75 but less than or equal to 1.00 then at a interest rate per annum equal to the Index plus 1.25% and (iii) if the Ratio calculated in Section 7.1.5 is greater than 1.00 but less than or equal to
1.25 then at an interest rate per annum equal to the Index plus 1.50%. The Ratio calculated in accordance with Section 7.1.5 as used in this Section shall be determined as of the most recent fiscal year end of the Company prior to the execution date of the Term Note. The "Index" is defined as the interest rate prevailing as of the execution date of the Term Note for a U. S. Government security with a maturity of 30 months. Accrued interest on the Term Note shall be paid monthly on the last day of each month commencing June 30, 2000 and at its maturity.

         6.5 Financial Statements. The financial statements of the Company contained in the Company's Form 10-K Annual Report for the fiscal year ended January 30, 1997 and in the Company's 10-Q Quarterly Report for the fiscal quarter ended October 30, 1996 filed with the Securities and Exchange Commission, copies of which have been heretofore delivered to the Bank, were prepared in accordance with generally accepted accounting principles in effect on the dates such statements were prepared and fairly present the financial condition of the Company at the dates of such statements and the results of its operations for the periods then ended. No material adverse change in the condition of the Company as shown on such financial statements has occurred since the dates thereof.

         7.1.3 Minimum Consolidated Tangible Net Worth. Maintain minimum Consolidated Tangible Net Worth at all times in an amount that is not less than 90% of the Consolidated Tangible Net Worth as of the end of the fiscal year ended January 25, 1997. The minimum Consolidated Tangible Net Worth is to be increased on each fiscal year end thereafter by an amount equal to 80% of the Company's positive net income for the fiscal years ended after January 25, 1997. The minimum Consolidated Tangible Net Worth will not be adjusted for any net loss reported by the Company.

         7.2.5 Inspection. Permit the Bank by its representatives and agents and at its expense, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate.

         9.16 Additional Banks/Loan Agreements. The Bank understands that the Company also maintains a $14,000,000 revolving credit facility with Signet Bank/Virginia. The Bank further understands that the terms and conditions of the $14,000,000 loan agreement do not conflict with those in this Agreement and that all loan proceeds from any Signet loans are used for working capital and general corporate purposes. During the term of this Agreement, the Company agrees that it shall not enter into any other loan agreements which would cause its Indebtedness to exceed $30,000,000 (excluding loans under the Bond Purchase Agreement).

Section 3. Amendments to the Credit Agreement, Exhibits. Exhibits A and B attached to the Agreement are both hereby deleted in their entirety and Exhibits A and B attached hereto are substituted therefor. All references in the Agreement to Exhibits A and B shall be deemed to refer to the exhibits attached hereto.

Section 4. Completeness and Modification. This amendment constitutes the entire agreement between the Company and the Bank and supersedes all prior discussions, understandings or agreements.

Section 5. Effectiveness. This amendment shall become effective as of April 30, 1997, on the date (the "Effective Date") when the following conditions shall have been satisfied:

         (a) this amendment shall have been executed by each of the parties hereto, and the Company shall have delivered executed counterparts to the Bank;

         (b) the representations and warranties of the Company contained in the Agreement shall be true as of the Effective Date;

         (c) the Company shall have executed and delivered to the Bank the Revolving Note in the form of Exhibit A attached hereto; and

         (d) the Company has satisfied the conditions of Section IV of the Agreement.

         On and after the Effective Date the rights and obligations of the Company and the Bank shall be governed by the Agreement as amended herein; provided that any rights with respect to the period prior to the Effective Date shall continue to governed by the terms of the Credit Agreement.

         WITNESS the following signatures, as of the date first written above.


                          S&K FAMOUS BRANDS, INC.
                          By ____________________________________
                          Title ___________________________________
                          Address:       11100 West Broad Street
                                         P.O. Box 31800
                                         Richmond, Virginia  23294-1800
                                         Attn.:  Executive Vice President and
                                         Chief Financial Officer


                          Crestar Bank
                          By ____________________________________
                          Title ___________________________________
                          Address:       919 East Main Street
                                         P.O. Box 26665
                                         Richmond, Virginia  23261
                                         Attn.:  David P. Butler

                                    EXHIBIT A
                                 REVOLVING NOTE


$16,000,000.00                                                Richmond, Virginia
                                                                  April 30, 1997

         FOR VALUE RECEIVED, on May 31, 2000, S&K FAMOUS BRANDS, INC., a Virginia corporation (the "Borrower"), hereby promises to pay to the order of Crestar Bank (the "Payee" or the "Bank") at its main office, in Richmond, Virginia, in lawful money of the United States, the principal of Sixteen Million and no/100 Dollars ($16,000,000) or the aggregate unpaid principal amount of all Revolving Loans made by the Payee to the Borrower pursuant to the Credit
Agreement hereinafter referred to, whichever is less (the "Principal"). The Borrower further promises to pay interest on the last day of each month during the term hereof, commencing May 31, 1997, and on the last day of each month thereafter and on May 31, 2000, on the amount of the Principal from time to time outstanding during the period beginning on the date hereof and continuing until this Note is paid in full at a rate or rates provided for in the Credit
Agreement. Interest payable hereunder shall be calculated on the basis of a 365-day year and paid for the actual number of days for which due.
         This Note is issued pursuant to the provision of a certain Credit Agreement dated as of March 10, 1994 between the Borrower and the Bank (herein, as the same may from time to time be amended, referred to as the "Credit Agreement").
         This Note is subject to prepayment, in whole or in part, as specified in the Credit Agreement. In case a Default, as defined in the Credit Agreement, shall occur and be continuing, this Note may become or may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement, and the Borrower hereby agrees to pay all costs and expenses in connection therewith, including reasonable attorney's fees, as provided in the Credit Agreement.
         The Borrower and all guarantors, endorsers and pledgors hereof hereby waive presentment, demand, notice of dishonor, protest, and all other demands and notices in connection with the delivery, acceptance and performance of this Note.
         This Note shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.
         In Witness Whereof, the Borrower has caused its corporate name to be signed by its duly authorized officer as of the day and first above written.


                                S&K FAMOUS BRANDS, INC.
                                By ____________________________________
                                Title ___________________________________

                                    EXHIBIT B
                                    TERM NOTE
$_______________                                              Richmond, Virginia
                                                                    May 31, 2000

         FOR VALUE RECEIVED, S&K FAMOUS BRANDS, INC., a Virginia corporation (the "Borrower"), hereby promises to pay to the order of Crestar Bank (the "Payee" or the "Bank") at its main office, in Richmond, Virginia, in lawful money of the United States, the principal of _______________ Dollars ($_______________) (the "Principal"), in forty-seven consecutive equal monthly installments of principal of _____________________ Dollars ($_______________)
each, commencing on June 30, 2000, and continuing on the last day of each month thereafter and one final payment of principal of _____________ Dollars ($_______________) on May 31, 2004 when the entire unpaid Principal and accrued interest thereon shall be paid in full. The Borrower hereby further promises to pay interest from the date hereof on the amount of Principal from time to time outstanding at a rate or rates as provided for in the Credit Agreement. Interest shall be payable on the last day of each month during the term hereof, commencing on June 30, 2000, and on the last day of the month thereafter and on May 31, 2004. Interest shall continue to accrue on this Note after maturity at the rate set forth above and shall then be payable on demand of the holder of this Note. Interest payable hereunder shall be calculated on the basis of a 365-day year and paid for the actual number of days for which due.
         This Note is issued pursuant to and subject to the provisions of a certain Credit Agreement dated as of March 10, 1994 between the Borrower and the Payee (herein, as the same may from time to time be amended, referred to as the "Credit Agreement"); but neither this reference to the Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the Principal of and interest on this Note as herein provided.
         This Note is subject to prepayment, in whole or in part, as specified in the Credit Agreement. In case a Default, as defined in the Credit Agreement, shall occur and be continuing, this Note may become or may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement, and the Borrower hereby agrees to pay all costs and expenses in connection therewith, including reasonable attorney's fees, as provided in the Credit Agreement.
         The Borrower and all guarantors, endorsers and pledgors hereof hereby waive presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. This Note shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia. IN WITNESS WHEREOF, the Borrower has caused its corporate name to be signed by its duly authorized officer as of the day and year first above written.


                                S&K FAMOUS BRANDS, INC.
                                By ____________________________________
                                Title ___________________________________